Exhibit 99.1

Jupiter Neurosciences Regains Compliance with Nasdaq

Minimum Bid Price Requirement

Nasdaq compliance follows positive upward trend in Company’s Stock Price

Jupiter, Florida, July 10, 2025 (GLOBE NEWSWIRE) — Jupiter Neurosciences, Inc. (NASDAQ: JUNS) (“Jupiter” or the “Company”), a clinical-stage pharmaceutical company developing JOTROL™, a patented resveratrol-based platform, today announced it has regained compliance with the Nasdaq Stock Market (“Nasdaq”) continued listing standard for minimum share price under Rule 5550(a)(2) of the Nasdaq Listing Qualifications. This update was disclosed in the Company’s Current Report on Form 8-K filed on July 10, 2025.

On July 9, 2025, the Company received confirmation from the Listing Qualifications Department of Nasdaq that as of July 3, 2025 the Company’s common stock has maintained an average closing share price of at least $1.00 for a period of thirteen (13) days (June 18, 2025 to July 8, 2025). The Company’s shares are no longer considered to be below the minimum bid price requirement of Rule 5550(a)(2), and as a result the Company has regained compliance with the Nasdaq continued listing standard. Nasdaq now considers this matter closed.

About Jupiter Neurosciences, Inc.

Jupiter Neurosciences is a clinical-stage pharmaceutical company pursuing a dual-path strategy to address neuroinflammation and promote healthy aging. The Company is advancing a therapeutic pipeline targeting central nervous system (CNS) disorders and rare diseases, while also expanding into the consumer longevity market with its Nugevia™ product line. Both efforts are powered by JOTROL™, Jupiter’s proprietary, enhanced resveratrol formulation that has demonstrated significantly improved bioavailability. Nugevia brings clinical-grade science to the supplement space, supporting mental clarity, skin health, and mitochondrial function. The Company’s prescription pipeline is focused broadly on CNS disorders, presently with a Phase IIa in Parkinson’s disease, includeing indications such as Alzheimer’s Disease, Mucopolysaccharidoses Type I, Friedreich’s Ataxia, and MELAS. More information may be found on the Company’s website www.jupiterneurosciences.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this announcement are forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties and are based on the Company’s current expectations, including the Company’s ability to generate revenues from the sale of JOTROL products to consumers through the DTC model. Investors can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct. The Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to read the risk factors contained in the Company’s final prospectus and other reports it files with the SEC before making any investment decisions regarding the Company’s securities. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations, except as may be required by law.

Contact:

Dave Gentry

RedChip Companies, Inc.

1-407-644-4256

1-800-RED-CHIP (733-2447)

JUNS@redchip.com